WOLF CREEK NUCLEAR OPERATING CORPORATION
STATEMENT OF OWNERS’ ASSETS

As of December 31, 2002
Exhibit F-8

(Thousands of Dollars)
2002
Electric Plant - at original cost:
Nuclear Production Plant
Land and Land Rights	$7,258.7
Structures and Improvements	870,528.8
Reactor Plant Equipment	1,381,780.0
Turbogenerator Units	361,899.5
Accessory Electric Equipment	288,064.2
Misc. Power Plant Equipment	134,772.8
Total Nuclear Production Plant	3,044,304.0
Transmission Plant	23,547.0
General Plant	4,100.5
Miscellaneous Intangible Plant	16,330.7
Plant In Service	3,088,282.2
Less Accumulated Depreciation & Amortization	1,245,710.9
Net Plant In Service	1,842,571.3
Construction Work In Progress	9,366.0
Electric Plant Held for Future Use	657.2
Nuclear Fuel - Net	45,920.5
Total Electric Plant - Net	1,898,515.0

Other Property and Investments:
Special Funds	25,321.5
Other	0.0
Total Other Property and Investments	25,321.5

Current Assets:
Accounts Receivable	544.0
Fuel	345.2
Materials and Supplies	36,403.5
Prepayments and Other Current Assets	3,638.9
Total Current Assets	40,931.6

Deferred Debits	6,988.9

Total Assets	$1,971,757.0

TOTAL ASSETS BY OWNER
Kansas Gas and Electric Company	$934,931.7
Kansas City Power & Light Company	866,862.6
Kansas Electric Power Cooperative, Inc.	169,962.7
Total Assets	$1,971,757.0

WOLF CREEK NUCLEAR OPERATING CORPORATION
STATEMENT OF EXPENSES

For the Year Ended December 31, 2002
Exhibit F-8

(Thousands of Dollars)
2002
Production Expenses:
Nuclear Fuel	$37,759.6
Operations	75,074.2
Maintenance	41,325.1
Total Production	154,158.9

Transmission Expenses:
Operations	0.0
Maintenance	137.6
Total Transmission	137.6

Administrative and General Expenses:
Operations	28,740.8
Maintenance	239.0
Total Administrative and General	28,979.8

Total Operations and Maintenance
Expenses	183,276.3

Payroll taxes	5,066.6

Total O&M Including Payroll Taxes	188,342.9

Ad Valorem Taxes	24,477.7
Depreciation & Amortization	81,353.7

Total Operating Expenses	294,174.3

Less: Other Operating Revenues	42.5

Net Operating Expenses	294,131.8

Add: Nonoperating Expenses	1,257.9

Total Expenses	$295,389.7